Exhibit (d)(2)

MONOMOY CAPITAL PARTNERS II, L.P.

AND

MCP SUPPLEMENTAL FUND II, L.P.

142 WEST 57TH STREET, SEVENTEENTH FLOOR

NEW YORK, NY 10019

August 27, 2014

Venom Electronics Holdings, Inc.

c/o Monomoy Capital Partners II, L.P.

Attn: Justin Hillenbrand

142 West 57th Street, Seventeenth Floor

New York, NY 10019

Re: Financing Commitment Letter

Ladies and Gentlemen:

Monomoy Capital Partners II, L.P., a Delaware limited partnership (“Fund II”), and MCP Supplemental Fund II, L.P., a Delaware limited partnership (“MCP Supplemental” and Fund II each a “Sponsor” and collectively, the “Sponsors”) are pleased to offer this commitment, subject to the terms and conditions contained herein, to, directly or indirectly, provide financing to Venom Electronics Holdings, Inc., a newly-formed Delaware corporation (“Parent”) and Venom Electronics Merger Sub, Inc., a Delaware corporation (“Merger Sub”). It is contemplated that Merger Sub, will (a) acquire shares of Company Common Stock pursuant to the Offer and (b) Merger Sub will merge with and into Cobra Electronics Corporation, a Delaware corporation (the “Company”), pursuant to the terms of the Agreement and Plan of Merger, dated as of the date hereof, by and among Parent, Merger Sub and the Company (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement” and such transactions contemplated thereby, the “Transaction”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

1. Commitment. Each of the Sponsors, pro rata, severally and in accordance with its Commitment Percentage, hereby agrees to contribute, or cause to be contributed, as an equity contribution and/or through its Affiliates to loan or cause to be loaned to Parent and/or Merger Sub an aggregate amount equal to $45,000,000.00 (the “Financing”), subject to the terms and conditions hereof. The proceeds from the Financing shall be, to the extent received by Parent, contributed to Merger Sub, and, to the extent received by Merger Sub, to the extent necessary, used to fund (a) the Aggregate Consideration, pursuant to the Offer and the Merger pursuant to Section 3.1 of the Merger Agreement, (b) the repayment of the Company’s then outstanding indebtedness for borrowed money under that certain Credit Agreement dated July 16, 2010 among Cobra Electronics Corporation, Harris N.A., as Administrative agent, and the lenders party thereto, as amended, and (c) related fees and expenses of Parent, and for no other purpose. Each Sponsor has and will, at the Offer Closing, have sufficient funds to fund its Commitment Percentage of the Financing. Notwithstanding anything herein to the contrary, it is agreed and understood that each of the Sponsors may provide an amount less than its Commitment Percentage of the Financing to Parent, provided that such lesser amounts are in the aggregate sufficient, when taken together with amounts available to Parent under any third party debt financing, to fund (a) the Aggregate Consideration, pursuant to the Offer and the Merger pursuant to Section 3.1 of the Merger Agreement, (b) the repayment of the Company’s then outstanding indebtedness for borrowed money under that certain Credit Agreement dated July 16, 2010 among Cobra Electronics Corporation, Harris N.A., as Administrative agent, and the lenders party thereto, as amended, and (c) related fees and expenses of Parent. “Commitment Percentage” means (i) with respect to Fund II, 96.934% and (ii) with respect to MCP Supplemental, 3.066%.

2. Conditions. The Sponsors’ obligation to provide the Financing pursuant to this letter agreement is subject to the satisfaction at the Expiration Time of all the Offer Conditions.

3. Enforcement/Recourse. Parent shall have no right to enforce this letter agreement; provided, that if and only if the Merger Agreement has not been terminated in accordance with its terms and: (A) with respect to the Offer Closing, only in the event that each of the following conditions has been satisfied: (1) as of the then-scheduled Expiration Time, each Offer Condition shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Offer Closing, each of which shall be capable of being satisfied at the Offer Closing) and (2) the Offer Closing does not occur in accordance with Section 1.1 of the Merger Agreement and (B) with respect to the Closing, only in the event that each of the following conditions has been satisfied: (1) all of the conditions set forth in Section 7.1 have been satisfied, (2) Parent and Merger Sub fail to complete the Closing on the date the Closing should have occurred pursuant to Section 2.2 of the Merger Agreement and (3) the Company has irrevocably confirmed in writing to Parent that if the Financing is provided, then it will take all such actions within its control to effect the Closing in accordance with the Merger Agreement, then Parent may enforce this letter agreement. The Company is hereby made a third party beneficiary of this Agreement with the ability to enforce the commitments of the Sponsors to fund their Commitment Percentage solely in the circumstances contemplated in the proviso in the immediately preceding sentence and solely to the extent of the rights granted to Parent hereby and, in such circumstances, shall be entitled to specific performance to cause the Financing to be provided. Concurrent with the execution and delivery of this letter agreement, the Sponsors are executing and delivering to the Company a Limited Guaranty in accordance with the Merger Agreement. Except in the case of fraud, the Company’s (i) remedies against the Sponsors under the Limited Guaranty, (ii) rights as a third party beneficiary as set forth in this letter agreement and (iii) other remedies against Parent and Merger Sub under Section 9.7(b) of the Merger Agreement shall, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company against the Sponsors, any former, current or future direct or indirect director, officer, employee, agent or Affiliate of either of the Sponsors, any former, current or future, direct or indirect holder of any equity interests or securities of either of the Sponsors (whether such holder is a limited or general partner, member, manager, stockholder or otherwise), any former, current or future assignee of either of the Sponsors or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, controlling person, representative or assignee of any of the foregoing (each such person or entity, a “Related Person”) in respect of any liabilities or obligations arising under, or in connection with, this letter agreement or the Merger Agreement or the transactions contemplated thereby, including without limitation in the event Parent or Merger Sub breaches any obligations under the Merger Agreement, whether or not such breach is caused by a Sponsor’s breach of its obligations under this letter agreement; provided, that, in the event the Company successfully compels specific performance of the obligations of Parent and Merger Sub to consummate the Transaction in accordance with, and subject to the terms and conditions set forth in Section 9.7(b)(ii) of the Merger Agreement, and the Sponsors shall have provided the Financing in accordance with their Commitment Percentages, then the Company shall have no other remedy against either of the Sponsors or any Related Person, including under the Limited Guaranty. Notwithstanding anything that may be expressed or implied in this letter agreement, by its acceptance hereof, Parent acknowledges and agrees that (a) notwithstanding that the Sponsors are limited partnerships, no recourse hereunder or under any documents or instruments delivered in connection herewith may be had against any Related Person, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable law, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by Related Persons in connection with this letter agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or by their creation.

4. Expiration. All obligations under this letter agreement shall expire and terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms and (b) the Closing (at which time the Financing shall be discharged).

5. No Assignment. The commitment evidenced by this letter agreement shall not be assignable by Parent without the prior written consent of the Company and each of the Sponsors, and the granting of such consent in any given instance shall be solely in the discretion of the Sponsors and the Company and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Any purported assignment of this commitment in contravention of this Section 5 shall be void. Neither of the Sponsors shall assign this letter agreement without the prior written consent of each of Parent and the Company.

6. No Other Beneficiaries. This letter agreement shall be binding on the Sponsors solely for the benefit of Parent, and nothing set forth in this letter agreement is intended to or shall confer upon or give to any Person other than Parent (but solely at the direction of Parent as contemplated hereby) any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Financing or any provisions of this letter agreement; provided, that, notwithstanding anything to the contrary in this letter agreement, (a) the provisions set forth herein that are for the benefit of any Related Person (including the provisions of Sections 3, 9, 10 and the final paragraph of this letter agreement) shall indefinitely survive any termination of this letter agreement and (b) the provisions set forth in Sections 3, 4, 5, 6, 9, 10 and 12 are for the benefit of the Company. Without limiting the foregoing, Parent’s creditors shall have no right to enforce this letter agreement or to cause Parent to enforce this letter agreement.

7. Representations and Warranties. Each Sponsor, with respect to itself only, hereby represents and warrants that (a) it has all power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement by it has been duly and validly authorized and approved by all necessary action, and no other proceedings or actions on the part of such Sponsor are necessary therefor; (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against such Sponsor in accordance with its terms (subject to the Bankruptcy and Equity Exception)); and (d) the execution, delivery and performance by it of this letter agreement do not and will not violate the organizational documents of such Sponsor or any applicable Law.

8. Severability. Any term or provision of this letter agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this letter agreement may not be enforced without giving effect to the provisions of Sections 2 through 6, 9 and 10 hereof. No party hereto shall assert, and each party hereto shall cause its respective Affiliates not to assert, that this letter agreement or any part hereof is invalid, illegal or unenforceable.

9. Jurisdiction. This letter agreement and all Actions (whether at Law, in contract, in tort or otherwise) arising out of or relating to this letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All Actions (whether at Law, in contract, in tort or otherwise) arising out of or relating to this letter agreement shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

10. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11. Headings. The headings contained in this letter agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

12. Entire Agreement; Amendments. This letter agreement, the Merger Agreement, the Limited Guaranty, and the Confidentiality Agreement constitute the entire agreement with respect to the subject matter hereof, and supersedes all prior agreements, understandings and statements, both written and oral, between or among Parent or any of its Affiliates and the Sponsors or any of its Affiliates. This letter agreement may not be amended, and no provision hereof waived or modified, except by an instrument in writing signed by the Sponsors, Parent and the Company. This letter agreement may be executed in counterparts (including by means of facsimile or electronically transmitted signature pages), each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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Very truly yours,

MONOMOY CAPITAL PARTNERS II, L.P.

By:	Monomoy General Partner II, L.P.,
its general partner

By:	Monomoy Ultimate GP, LLC,
its general partner

By:	/s/ Justin Hillenbrand
Name:	Justin Hillenbrand
Title:	Managing Director

MCP SUPPLEMENTAL FUND II, L.P.

By:	Monomoy General Partner II, L.P.,
its general partner

By:	Monomoy Ultimate GP, LLC,
its general partner

By:	/s/ Justin Hillenbrand
Name:	Justin Hillenbrand
Title:	Managing Director

Agreed to and accepted as of the date first

written above:

VENOM ELECTRONICS HOLDINGS, INC.

By:	/s/ Justin Hillenbrand
Name:	Justin Hillenbrand
Title:	President

SIGNATURE PAGE TO EQUITY COMMITMENT LETTER